EXHIBIT 10.2

CITIZENS BANK OF MASSACHUSETTS
LOAN AND SECURITY AGREEMENT
WITH
VISION- SCIENCES, INC. AND MACHIDA, INCORPORATED

October 31, 2005

PREAMBLE.  VISION- SCIENCES, INC.,  a Delaware corporation with offices at 9 Strathmore Road, Natick, Massachusetts 01760 and MACHIDA, INCORPORATED a Delaware corporation with a principal place of business at 40 Ramland Road, Orangeburg, New York 10962 (collectively, the “Borrower”) has applied to CITIZENS BANK OF MASSACHUSETTS, a banking corporation organized under the laws of the Commonwealth of Massachusetts, with a banking office at 53 State Street, Boston, Massachusetts(“Bank”), for certain loans and other financial accommodations to be secured by security interests in certain property now or hereafter owned by the Borrower, or in which the Borrower now or hereafter has an interest. Proceeds of the financial accommodations will refinance existing obligations of the Borrower and provide additional working capital for the Borrower’s business.  The Bank has agreed to grant to the Borrower the financial accommodations described in this Loan and Security Agreement (this “Loan Agreement”) on the terms and conditions more fully set forth below.

1. GRANT OF SECURITY INTEREST.  Each  Borrower, in consideration of the foregoing, of the undertakings of the Bank and the Borrower under this Loan Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants to the Bank a continuing security interest in the Collateral owned by it or in which it may now or hereafter have any interest or rights and in all of the products and proceeds thereof.  The security interests granted to the Bank by the Borrower hereby are to secure payment and performance of all Obligations. In connection with the grant of security interest made hereby, Borrower hereby authorizes Bank to file or cause to be filed one or more financing statements, amendments to financing statements and/or in lieu financing statements with any filing office for the purpose of perfecting or continuing the perfection of the security interest in the Collateral.

2. LOANS.  Subject to the terms and conditions set forth herein, the Borrower has requested that the Bank make available to it a revolving line of credit ( the “Line of Credit”) for general working capital purposes of the Borrower and an equipment line for the acquisition of equipment (the “Equipment Line”).  Loans and other advances of credit under the Line of Credit are hereinafter referred to as the “Revolving Loans” and the Equipment Line and the Revolving Loan(s) are collectively referred to herein as the “Loans”.  The Bank has agreed to provide the Borrower with the Loans on the terms and conditions set forth herein, including but not limited to, the conditions precedent set forth in Section 4 hereof; provided that the Bank shall not be obligated to make any Loans at any time that there is a Default or an Event of Default.

(a) THE LINE OF CREDIT.  Subject to all of the terms and conditions set forth in this Loan Agreement, the Bank hereby establishes the Line of Credit in the Borrower’s favor pursuant to which Bank shall, at Borrower’s request from time to time made after the date hereof until July 31, 2006 (the “Expiration Date”), make Revolving Loans (including Letters of Credit and Banker’s Acceptances) to Borrower in an aggregate amount up to $250,000.00 (the “Credit Limit”).  All Revolving Loans are due and payable on the Expiration Date and no Letter of Credit or other extension of credit may have an expiry after the Expiration Date.  Borrower acknowledges that all Revolving Loans are secured by the Collateral and constitute Obligations, whether or not evidenced by promissory notes and, by reference to this Loan Agreement, the face amount of any promissory note evidencing a Revolving Loan shall be deemed to have been automatically amended to conform with any changes to the Credit Limit.  Payments (and prepayments) of principal in full or in part may be made at any time and from time to time without premium or penalty, and shall be made on the Loans from time to time in accordance with the provisions of this Loan Agreement.  Unless extended by the Bank in writing, the Borrower’s ability to request Revolving Loans hereunder shall expire on the Expiration Date. Until the Expiration Date or the termination of the Line of Credit pursuant to the provisions of this Loan Agreement, principal amounts of Revolving Loans repaid may be reborrowed hereunder in accordance with the provisions of this Loan Agreement.  All Revolving Loans shall be Prime Rate Loans and shall bear interest, calculated on the basis of actual days elapsed and a 360-day year and payable monthly in arrears on the last Business Day of each month, at a fluctuating per annum rate of interest equal to the Prime Rate.  The effective interest rate applicable to Borrower’s Loans shall change on the date of each change in the Prime Rate. Borrower shall have the right to terminate the Line of Credit at any time on 2 days’ notice to Bank upon repayment in full of all amounts advanced under the Line of Credit.

(b) THE EQUIPMENT LINE.  In addition to the Revolving Loans, the Bank has agreed, on the terms and conditions set forth herein to make a drawdown Equipment Line to the Borrower in the maximum amount of up to $750,000.00 to finance the acquisition of machinery and equipment by the Borrower.  Advances under the Equipment Line may be requested by the Borrower from the date hereof until July 31, 2006 (the “Conversion Date”), each advance to be in the minimum amount of $100,000.00 and in an amount no greater than 90.0% of the actual purchase price of machinery and Equipment purchased by Borrower.  The Bank requires that the Borrower provide it with copies of invoices or other evidence of the purchase price acceptable to Bank as a condition to an advance under the Equipment Line. The outstanding principal balance of the Equipment Line shall bear interest in arrears  at a fluctuating per annum rate equal to the Prime Rate and payable on a monthly basis on the last Business Day of each month commencing October 31, 2005 until paid in full.  Payments of principal, each in the amount of 1/36th of the outstanding principal balance of the Equipment Line on the Conversion Date shall be paid monthly commencing August 31, 2006 and on the last Business Day of each month thereafter through and including July 31, 2009 (the “Maturity Date”) at which time all amounts outstanding shall be due and payable.  The Equipment Line shall be evidenced by the Equipment Note in the form annexed (the “Equipment Note”).  Interest shall be calculated on the basis of actual days elapsed and a 360-day year.  The effective interest rate applicable to Borrower’s Loans shall change on the date of each change in the Prime Rate. Borrower shall have the right to terminate the Equipment Line at any time on 2 days’ notice to Bank upon repayment in full of all amounts advanced under the Equipment Line.

(c) PLACE OF PAYMENT.  Principal, interest and all other amounts due to the Bank under this Loan Agreement shall be payable at Bank’s office in Boston in lawful money of the United States of America without set-off, deduction or counterclaim.  Borrower authorizes Bank to charge its deposit account(s) with Bank for all payments hereunder.

(d) COMMITMENT FEE- LINE OF CREDIT. In addition to all other amounts due hereunder, so long as the Line of Credit remains available, the Borrower shall pay to the Bank a Commitment Fee equal to one quarter percent per annum (.25%) of the unused Line of Credit.  For purposes of calculation of such fee, the “unused Line of Credit” shall mean the difference between the Credit Limit and the actual daily average of Revolving Loans (exclusive of Letters of Credit and Banker’s Acceptances) outstanding.  The Commitment Fee shall be payable in arrears on the last Business Day of each quarter for the immediately preceding quarter.

(e) COMMITMENT FEE- EQUIPMENT LINE. In addition to all other amounts due hereunder, so long as the Equipment Line remains available, the Borrower shall pay to the Bank a Commitment Fee equal to one quarter percent per annum (.25%) of the unused Equipment Line.  For purposes of calculation of such fee, the “unused Equipment Line” shall mean the difference between the face amount of the Equipment Line and the actual daily average Equipment Line balance outstanding.  The Commitment Fee shall be payable in arrears on the last Business Day of each quarter for the immediately preceding quarter, commencing December 31, 2005 through and including the Conversion Date.

(f) OTHER FEES AND CHARGES. Any Letter of Credit issued under the Line of Credit shall be subject to a letter of credit fee in the amount of 1/4% of the face amount of the Letter of Credit (minimum of $95.00) in addition to the Bank’s customary set-up and processing fees.  Any Banker’s Acceptance issued under the Line of Credit shall be subject to a banker’s acceptance fee at the rate of 1.50% per annum above the Banker’s Acceptance rate of the Bank (minimum of $145.00) in addition to the Bank’s customary set-up and processing fees.

(g) LOAN REQUESTS. For ease of administration of the Loans, the Bank shall make all Loans to the Borrower based upon the written, (or at Bank’s option oral), request in accordance with the terms and conditions of this Loan Agreement of VISION- SCIENCES, INC. alone and each Borrower hereby confirms that any request for Loans or other advances of credit hereunder made by VISION- SCIENCES, INC. alone shall be binding upon all Borrowers. All Loans shall be credited by the Bank to the deposit account of VISION- SCIENCES, INC. unless another form of disbursement of Loans is expressly agreed in writing by the Bank.

3. CERTAIN DEFINITIONS.  Capitalized terms used herein shall have the meanings set forth below or elsewhere in this Loan Agreement, or if not defined herein,  shall have the meanings ascribed to them in the Uniform Commercial Code, except that accounting and financial terms not otherwise defined herein shall have the meanings ascribed to them in accordance with Generally Accepted Accounting Principles (“GAAP”).

“Accounts Receivable” means all Borrower’s accounts, accounts receivable, rental and lease payments receivable, contract rights, promissory notes, bills, drafts, acceptances, instruments, documents, chattel paper and all other debts, obligations and liabilities in whatever form owing to Borrower from any Person (as defined below) for goods sold by it or for services rendered by it, or however otherwise established or created, all guaranties and security therefor, all right, title and interest of Borrower in the goods or services which gave rise thereto, including rights to reclamation and stoppage in transit and all rights of an unpaid seller of goods or services; whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to Borrower.

“Business Day” means a day that banks in Boston, Massachusetts are open for the conduct of normal business. Any payments which would otherwise be due on a non-Business Day shall be adjusted to the first following day which is a Business Day.

“Capital Expenditures” means expenditures by the Borrower for the purchase or lease of equipment and other goods which must be accounted for as capital items, and not as expenses, pursuant to GAAP.

“Collateral” means all Accounts Receivable, Inventory, Equipment and Related Collateral and all other property (other than real property) of the Borrower or another Person, now owned or hereafter acquired, in which Bank is granted a Lien hereunder or under an agreement executed and delivered in connection herewith, or which is designated as Collateral or in which Bank is granted a Lien to secure any of the Obligations hereunder, or pursuant to an agreement supplemental hereto or otherwise (whether or not such agreement makes reference to this Loan Agreement or obligations of Borrower hereunder).

“Default” meas an event or circumstance that with the passing of time or giving of notice or both would become an Event of Default.

“Disclosure Schedules” means any of the schedules and exhibits provided by Borrower to Bank in connection with this Loan Agreement:

“Equipment” means Borrower’s machinery, equipment, furnishings, fixtures and other goods (as defined in Article 9 of the Uniform Commercial Code) whether now owned or thereafter acquired by Borrower and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof, and including, also without limitation, all proceeds of fire or other insurance covering the aforesaid property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning ascribed to it in Section 12.

“Indebtedness”  means, with respect to any Person: (i) all indebtedness for borrowed money or for the deferred purchase price of property or services, and all obligations under leases which are or should be, under GAAP, recorded as capital leases, in respect of which such Person is directly or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (ii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including without limitation accounts receivable and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment thereof, and (iii) all other liabilities or obligations which would, in accordance with GAAP, be classified as liabilities of such Person.

“Intangible Assets” means intangible assets as defined in accordance with GAAP.

“Intellectual Property” means any patents, trademarks and copyrights and applications and pending registrations for any of the foregoing.

“Inventory” means all inventory of whatever name, nature, kind or description, all goods held for sale or lease or to be furnished under contracts of service, finished goods, work in process, raw materials, materials used or consumed by  Borrower, parts, supplies, all wrapping, packaging, advertising, labeling, and shipping materials, devices, names and marks, all contracts rights and documents relating to any of the foregoing, whether any of the foregoing be now existing or hereafter arising, wherever located, now owned or hereafter acquired by  Borrower.

“Lien” means any mortgage, pledge, assignment, lien, charge, encumbrance or security interest of any kind whatsoever, or the interest of a vendor or lessor under a conditional sale, title retention or capital lease agreement.

“Obligations” means all loans, advances, debts, liabilities, obligations (including without limitation for reimbursement in connection with guaranties and letters of credit), agreements, undertakings, covenants and duties owing or to be performed or observed by Borrower  to or in favor of Bank, of every kind and description (whether or not evidenced by any note or other instrument; for the payment of money; arising out of this Loan Agreement or any other agreement between Bank and Borrower, or any other instrument of Borrower in favor of Bank; arising out of or relating to transactions described herein), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation all interest, fees, charges, and amounts chargeable to Borrower under Section 14;  “Obligations” includes any swap transaction or other interest rate protection transaction involving the Bank and the Borrower and all obligations of the Borrower under any credit card line of credit or facility made available to the Borrower and its employees and agents by the Bank.

“PBGC”  means the Pension Benefit Guaranty Corporation.

“Permitted Indebtedness” means (i) Indebtedness of Borrower to the Bank, (ii) subordinated debt, (iii) trade Indebtedness, customer deposits and other unsecured liabilities, not including borrowed money, incurred in accordance with Borrower’s historical practices for goods and services provided to the Borrower in the ordinary course of Borrower’s business, (iv)

Indebtedness for tax payments in the ordinary course, and accrued payroll items and reimbursable business expenses, (v) Indebtedness on account of borrowed money not to exceed at any time an aggregate amount of $250,000.00 (inclusive of Indebtedness described in (vi) of this paragraph), and (vi) Indebtedness secured by Permitted Liens.

“Permitted Liens” means (i) landlord’s, carriers’, warehousemen’s, mechanics and other similar Liens arising by operation of law in the ordinary course of Borrower’s business and Liens arising by operation of law for taxes not yet due and payable; (ii) Liens arising out of pledges or deposits under workmen’s compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) Liens in favor of the Bank in accordance with this Loan Agreement, (iv) purchase money Liens arising in the ordinary course of business up to an aggregate of $150,000.00 outstanding at any time (so long as the Indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto and such Lien extends to no other property); and (v) Liens in existence on the date of this Loan Agreement to which the Bank has consented and which are set forth in Schedule 5(g).

“Person” means any individual, partnership, firm, association, business enterprise, trust, estate, company, joint venture, limited liability company, governmental authority, corporation or other entity.

“Plan” means any employee plan subject to provisions of Title IV of ERISA maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c)) of the Internal Revenue Code or the regulations thereunder.

“Prime Rate” means the rate per annum from time to time announced by Citizens Bank as its Prime Rate, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

“Related Collateral” means all Borrower’s payment intangibles and general intangibles; (other than Intellectual Property); customer lists; goodwill; cash; deposit accounts; tax refunds, claims under insurance policies (whether or not proceeds of other Collateral); letter of credit rights; securities entitlements and investment property; rights of setoff; rights under judgments; commercial tort claims and choses in action; computer programs and software; books and records, (including without limitation all electronically recorded data); contract rights; and all contracts and agreements to or of which it is a party or beneficiary, whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or belonging to Borrower.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA, other than an event as to which the 30 day notice period is waived by PBGC.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in Massachusetts from time to time.

4. CONDITIONS PRECEDENT TO THE LOANS.  The financing arrangements described in this Loan Agreement shall not be effective and the Bank will have no obligation to make any Loan until satisfaction by the Borrower and/or waiver in writing by the Bank of the following conditions precedent:

(a)  Borrower shall have executed and delivered this Loan Agreement and the other loan documents and agreements contemplated hereby and shall have opened its principal operating deposit accounts with the Bank and executed.

(b) Borrower shall have executed and delivered to the Bank a Revolving Note in the face amount of Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars and an Equipment Note in the face amount of $750,000.00,each in form acceptable to the Bank.

(c) Borrower shall have provided the Bank with a listing of each of its business locations.  Bank shall have confirmed the recording of UCC-1 financing statements in each location where filing is required.

(d) Borrower shall have provided the Bank with evidence satisfactory to the Bank of the proper authorization of the financing transactions and approval of the financing arrangements with the Bank by each Borrower.

(e) Borrower shall have satisfied the requirements of this Loan Agreement with respect to maintenance of appropriate insurance coverage.

(f) Borrower shall have provided the Bank with an Officer’s Certificate in form acceptable to the Bank confirming that all conditions precedent to the funding of the Loan have been satisfied and that all of the representations and warranties in the Loan Agreement continue to be true, correct and complete.

(g) Borrower shall have provided the Bank with an opinion as to the due existence of and authorization by each Borrower and enforceability of the Loan Documents against each Borrower from each Borrower’s counsel in form and substance acceptable to the Bank and its counsel.

5. REPRESENTATIONS AND WARRANTIES.  Each Borrower represents and warrants (and at the time of each Loan hereunder shall be deemed to represent and warrant) to Bank that, except as provided in the Disclosure Schedules attached hereto:

(a) Borrower is a corporation duly organized and validly existing in corporate good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and is in good standing in every other state in which such qualification may be necessary by reason of the nature or location of Borrower’s assets or operations, except where the failure to so qualify would not materially adversely affect the Borrower’s business or financial condition;

(b) Borrowers’ exact legal names are as set forth in the preamble to this Loan Agreement.  Borrower has not operated under any other name or used any other trade name in the last six years;

(c) The execution, delivery and performance hereof are within each Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing (except for financing statements to be filed in connection with this Loan Agreement) with, any governmental authority, and do not contravene or constitute a default under any provision of applicable law or regulation or of the charter, by-laws or other constituent documents of such Borrower or of any judgment, order, decree, injunction or material agreement, except as to which required waivers or consents have been received, or by which it or any of its properties may be bound, or result in creation or imposition of any Lien on any of its assets except in favor of Bank;

(d) This Loan Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of each Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or other similar law affecting creditors’ rights generally, or (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(e) Each Borrower’s audited financial statements as of March 31, 2005 and interim financial statements through June 30, 2005 which have been provided to the Bank have been prepared in accordance with GAAP; since the date of the interim financial statements, there has occurred no material adverse change in the business or financial condition of the Borrower or its assets which would make the financial statements inaccurate or misleading in any material manner;

(f) Each Borrower’s projections which have been provided to the Bank have been prepared by the Borrower based upon reasonable financial and business assumptions and in accordance with sound accounting practices.  Since the date of the projections, there has occurred no material adverse change in the assumptions underlying the projections or otherwise which would make the projections inaccurate or misleading in any material manner;

(g) Each Borrower’s financial statements which shall be from time to time furnished to Bank have been and will be prepared in accordance with GAAP applied on a basis consistent with that of prior financial periods and are true and correct and fairly present in all material respects its financial position as at the close of business for the date(s) thereof and the results of its operations during the period(s) covered thereby, except for unaudited financial statements prepared by the Borrower where certain information and footnote disclosures normally contained in financial statements prepared in accordance with GAAP have been omitted and where year-end adjustments may be necessary.  Borrower has no liabilities, contingent or otherwise, involving material amounts which are not disclosed in said statements or the notes thereto, or described in Schedule 5(g);

(h) Each Borrower owns, or at the closing shall own, all of the assets reflected in the financial statements provided to the Bank and such assets together with any assets acquired since such date, including without limitation the Collateral, are subject to no Liens except Permitted Liens;

(i) Each Borrower’s charter documents have been duly filed and are in proper order.  All capital stock issued by it and outstanding has been duly issued and is fully paid and non-assessable. All such capital stock is owned by those individuals and entities listed in the Disclosure Schedules. All its books and records are accurate and up-todate in all material respects;

(j) Each Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability, or required by any jurisdiction to which they are subject; has paid all taxes shown or determined to be due thereon through the date of this Loan Agreement; and each Borrower shall make adequate provision for the payment of all taxes and preparation and filing of all tax returns in respect of subsequent periods;

(k) Each Borrower is (i) subject to no charter or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition, business or prospects, and (ii) in compliance with its charter documents, all material contracts by which it or any of its properties are, or may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules and regulations, the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects or the value of the Collateral;

(l) Except as disclosed in the financial statements previously provided to the Bank, there is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against or affecting either Borrower, or any of its  assets before or by any court or other governmental authority which, if determined adversely to such Borrower, would have a material adverse effect on its financial condition, business or prospects or the value, title or extent of any Collateral;

(m) Each Borrower is in compliance with ERISA in all material respects and  maintains no tax-qualified defined benefit plans which would give rise to any material unfunded vested liability;

(n) Each Borrower’s principal executive office and the office where it keeps its records concerning its Accounts Receivable and other assets is as set forth in the Preamble hereto.  It has no other office or place of business or place where its tangible or intangible personal property is located;

(o) Each Borrower’s Inventory is (and has been since the date of this Loan Agreement) valued at the lower of its cost or market value (i) for annual financial reporting purposes, on the basis of first in first out consistent with the basis applied for prior financial periods, and (ii) for purposes of interim financial reporting, on the basis of first in first out (adjusted to reflect the interim character of the information reported);

(p) Each Borrower has disclosed to the Bank its current credit and refund policies, and it does now and will continue to apply such policies consistently in the conduct of its business and agrees that it shall provide the Bank with prior written notice of any change in such policy or its implementation; and

(q) After giving effect to the transactions contemplated hereby,  the aggregate value of all assets and properties of each Borrower, at a fair valuation, will be greater than the total amount of its liability on claims, and the aggregate present fair salable value of its assets will be greater than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature; each Borrower has (and has no reason to believe they will not have) sufficient capital for the conduct of its businesses; neither Borrower intends to incur and does not believe it has incurred, debts beyond its ability to pay as they mature.

6.  BORROWER’S REPORTS AND NOTICES.

(a)   Borrower shall provide the Bank with copies of the Borrower’s 10-Q reports within 45 days of each fiscal quarter end of the Borrower and will provide the Bank with a copy of its 10-K report within 90 days of Borrower’s fiscal year end, together with a compliance certificate at each quarter end certifying Borrower’s compliance with the financial covenants and other provisions of this Loan Agreement and ancillary documents.

(b)   Borrower will deliver to Bank promptly, such other information concerning each Borrower and guarantor, the Collateral, the operation of Borrower’s business or its financial condition and copies of such governmental filings and other documentation as Bank may from time to time reasonably request;

(c)   Borrower will deliver to Bank immediately, notice of: (i)  any Event of Default or any event which with the passage of time or giving of notice or both would constitute an Event of Default as defined herein; (ii) any change of its key officers or directors, change of location of its principal offices, change of Borrower’s name or business structure, any sale or purchase out of the ordinary course of  Borrower’s business and any other material adverse change in the business or financial affairs of Borrower or any change in the legal status of Borrower;  (iii) a change in a basis for valuing Inventory from that shown herein; (iv) the institution or commencement of any action, suit, proceeding or investigation against or affecting Borrower or any of its assets which, if determined adversely to Borrower, could have a material adverse effect on the financial condition, business or prospects of Borrower or the value, title or extent of the Collateral;  (v) any judgment, award, decree, order or determination relating thereto against Borrower in excess of $50,000.00 for which no insurance is available; (vi) the imposition or creation of any Lien, other than Permitted Liens against any asset of Borrower;  (vii) any known material release or threat of material release of hazardous or toxic chemicals, materials or oil from any site owned or operated by Borrower or the incurrence of any expense or loss in connection therewith or upon Borrower’s obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the containment or removal of any hazardous or toxic chemical, material or oil for which expense or loss Borrower may be liable or potentially responsible; (viii) any material loss or destruction of Collateral or other assets whether or not covered by insurance; and  (ix) any dispute with respect to or acceleration of Indebtedness involving an amount in excess of $50,000.00.

(d)   Borrower will deliver to Bank immediately after receipt or filing, a copy of (i) any notice Borrower may receive from the PBGC relating to the PBGC’s intention to terminate or appoint a trustee to administer any Plan and (ii) any report or notice relating to any Reportable Event which Borrower may file under ERISA with the PBGC;

(e ) if requested by Bank, Borrower will deliver to Bank within five (5) days after the accrual in accordance with applicable law of Borrower’s obligation to make deposits for FICA and withholding taxes, evidence satisfactory to Bank that such deposits have been made as required.

7. BANK’S REPORTS. After the end of each month,  Bank will render to Borrower a statement of Borrower’s Loan accounts in accordance with the Bank’s customary practices.  Absent manifest error, each such statement shall be considered to be correct and to have been accepted by Borrower and shall be presumptively binding upon Borrower in respect of all charges, debits and credits of whatever nature contained therein under this Loan Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within sixty (60) days from the date of any such statement.

8. BORROWER’S AFFIRMATIVE COVENANTS.  Each Borrower will, and will cause each of its subsidiaries to:

(a)  maintain property and liability insurance with responsible insurance companies (and with deductibles) reasonably satisfactory to Bank in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas as Borrower operates;

(b) maintain insurance naming Bank as loss payee with responsible insurance companies (and with deductibles) reasonably satisfactory to Bank covering Borrower’s Inventory, Equipment and other insurable Related Collateral, in such amounts as is usually carried by companies engaged in similar businesses, and deliver to Bank copies of such insurance policies (and all renewals thereof) together with lender’s loss payable endorsements naming Bank as secured party, executed by the insurer(s), such policies to provide that coverage may not be decreased or terminated without prior notice to the Bank;

(c) maintain its  existence in good standing, and its qualification to do business in good standing in every state in which such qualification is necessary by reason of the nature or location of its assets or operations, except where the failure to so qualify would not have a material adverse effect upon the Borrower’s business or financial condition, and comply with its charter documents, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation ERISA and those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which the Borrower shall contest in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect the financial condition, business or prospects of Borrower or the value, title or extent of the Collateral;

(d) continue to engage primarily in its present business and maintain and preserve all of its properties necessary for the conduct thereof in good working order and condition, ordinary wear and tear excepted;

(e) maintain current and accurate stock, cost and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, type and quantities of Inventory and the cost and selling prices, all of which records shall be continuously available to Bank for inspection;

(f) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including without limitation taxes, assessments, charges or levies relating to real and personal property, the Collateral, franchises, income, unemployment, old age benefits, withholding, sales or use, prior to the date on which penalties attach thereto, and all lawful claims (whether or not relating to the foregoing), which if unpaid,  might give rise to a Lien upon any material property of Borrower, except any of the foregoing which is being contested in good faith and by appropriate proceedings and for which Borrower has established adequate reserves; and

(g) maintain cash in deposit or interest-bearing deposit accounts with the Bank in the amount of the greater of $2.0 million or 50% of Borrower’s total cash, cash equivalents and marketable securities.

9. BORROWER’S NEGATIVE COVENANTS.  Each Borrower will not, and will not permit its subsidiaries or guarantors to, without the prior written consent of Bank at any time:

(a) Sell, assign, exchange or otherwise dispose of any of the Collateral or any interest therein to any other Person (other than Collateral consisting of (i) scrap, waste, defective goods and the like; (ii) obsolete goods; (iii) finished goods sold or leased in the ordinary course of business; and (iv) other personal property of the Borrower, except in good faith, arm’s length, transactions in the ordinary and usual course of Borrower’s business in accordance with Borrower’s past practices);

(b) Create, permit to be created or suffer to exist any Lien upon any of the Collateral or any other property of Borrower (including without limitation thereof any Lien or other encumbrance of its Intellectual Property) , now owned or hereafter acquired, except for Permitted Liens;

(c) Pay any dividends on or make any distribution on account of any class of Borrower’s capital stock in cash or in property; or redeem, purchase or otherwise acquire, directly or indirectly, any of such shares or equity interests;

(d) Enter into any lease or other transaction with any shareholder, officer or affiliate on terms any less favorable than those which might be obtained at the time from Persons who are not such a shareholder, officer or affiliate;

(e) Make any loans or advances to any Person other than advances to employees and officers for reimbursable business expenses in the ordinary course of business;

(f) Assume, guaranty, endorse or otherwise become directly or indirectly liable in respect of (including without limitation, by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any Indebtedness (except guaranties by endorsement of instruments for deposit or collection in the ordinary course of business) of any Person;

(g) Use any loan proceeds to purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or invest in or purchase any stock or securities of any Person, except: (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof, (ii) time deposits with the Bank, (iii) certificates of deposit issued by the Bank, (iv) other investments made available to the Borrower through the Bank;

(h) Incur any material contingent liabilities other than contingent liabilities in existence on the date of this Loan Agreement and disclosed in writing to the Bank

(i) Sell, transfer or otherwise dispose of any stock or other equity interests of, or all or any material portion of the assets of Borrower or of any subsidiary of Borrower;

(j) Merge or consolidate with or into any corporation, or enter into any joint venture or partnership with any person, firm or corporation; convey, lease or transfer or otherwise dispose of any substantial part of its assets or business, other than sales and leases of property in the ordinary course of business (whether in one or more transactions), or enter into any agreement to acquire the assets of business of any other Person;

(k) Incur any Indebtedness other than Permitted Indebtedness; or

(l) Create or organize any subsidiary or affiliate corporation or other affiliated business entity to which the Borrower’s business, property, resources, employees or directly related business opportunities are loaned, diverted or otherwise transferred; or permit any change of more than thirty (30.0%) percent in the equity ownership of either Borrower from the equity ownership on the date of this Loan Agreement; provided that if Bank consents to the formation of any subsidiary, Bank may as a condition to such consent require that such subsidiary become a guarantor of the Obligations.

10. FINANCIAL COVENANTS.  None

11. ADDITIONAL COVENANTS AS TO FURTHER SECURITY AND ASSURANCES.

(a) Borrower will notify Bank, at least thirty (30) days prior to any such event, of any change in Borrower’s exact legal name, any change in its place(s) of business or locations(s) of Inventory, Equipment or other Related Collateral as set forth in Section 5 or Borrower’s establishment of any new place of business or location of Inventory, Equipment or other Related Collateral or office where Borrower’s records concerning Accounts Receivable and other assets are kept.

(b) At Bank’s request, each Borrower at its expense (i) will promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Bank may reasonably request in order to correct any defect, error or omission which may at any time be discovered or in order to more effectively carry out the intent and purpose of this Loan Agreement and to establish, perfect and protect Bank’s security interest, rights and remedies created or intended to be created hereunder and (ii) without limiting the generality of the above, will join with Bank in executing notices appropriate under applicable Federal, state or applicable foreign law in form reasonably satisfactory to Bank and filing same in all public offices and jurisdictions wherever and whenever reasonably requested by Bank. Each Borrower expressly authorizes the Bank to prepare and file in any appropriate filing office Uniform Commercial Code financing statements, continuation statements and amendments reflecting the security interests granted to the Bank hereunder or under any other documents, instrument or agreement.

(c) Each Borrower shall maintain all of its principal depository accounts with the Bank and, if the Bank so requires after occurrence of an Event of Default, shall enter into a lockbox agreement with the Bank.  If a lockbox is required, all remittances and payments to the Borrower shall be made through the lockbox.  In addition, each Borrower will, immediately upon receipt of all checks, drafts, cash and other remittances in payment of any Inventory sold or on account of such Borrower’s Accounts Receivable (including without limitation tax refunds, insurance proceeds and notes), hold the same in trust for Bank and deliver the same to Bank in the form received together with such  Borrower’s endorsement thereon where necessary to permit collection thereof.  Bank will credit all such payments (conditional upon final collection) against interest accrued on or principal of loans outstanding hereunder.  The order and method of application shall be in Bank’s sole discretion and proceeds which in Bank’s discretion are not so applied shall be credited to Borrower’s deposit account(s) with Bank.

(d) Bank will, at any time after an Event of Default have the right to take physical possession of the Collateral and to maintain such possession on Borrower’s premises or to remove the Collateral or any part thereof to such other places as Bank may desire.  If Bank exercises such right, each Borrower shall upon Bank’s request assemble the same and make it available to Bank at a place reasonably convenient to Bank.  If any Inventory or Equipment is in the possession or control of any of Borrower’s agents or processors, Borrower shall at Bank’s request at any time whether before or after an Event of Default notify them of Bank’s security interest therein and, at Bank’s request, instruct them to hold the same for Bank’s account and subject to Bank’s instructions.

(e) Each Borrower shall perform any and all further steps reasonably requested by Bank to perfect Bank’s security interest in Inventory or Equipment, such as placing and maintaining signs, appointing custodians, maintaining stock records and transferring Inventory to warehouses.  A physical listing of all Inventory, wherever located, shall be taken by each Borrower at least annually and whenever requested by Bank.

(f) Bank may (i) at any time, using its customary practices and procedures with respect to secured loans, in its own name or in the name of others communicate with account debtors in order to verify with them to Bank’s satisfaction the existence, amount and terms of any Accounts Receivable and the absence of any reductions, discounts, defenses or offsets with respect thereto or (ii) after an Event of Default, notify account debtors that Collateral has been assigned to Bank and that payments by such debtors shall be made directly to Bank; at Bank’s request each Borrower will notify any or all such debtors of such assignment, give instructions and/or indicate on billings to such debtors that its Accounts Receivable shall be paid to Bank and/or supply such debtors with a copy of this Loan Agreement.

(g) Bank shall, after an Event of Default have full power, in its own name or that of either  Borrower, to collect, endorse, compromise, settle, sell or otherwise deal with any or all of the Collateral or proceeds thereof.  Each Borrower hereby makes, constitutes and appoints any officer or agent of the Bank as its true and lawful attorney-in-fact, with power of substitution, to endorse the name of Borrower or any of its officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including under any policy of insurance on Collateral) or Collateral that may come into possession of Bank in full or part payment of any amounts owing to Bank; to sign and endorse its name or any of its officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts Receivable, and any instruments or documents relating thereto or to such Borrower’s rights therein; to give written notice to such offices and officials of the United States Postal Service to effect such change or changes of address so that all mail addressed to Borrower may be delivered directly to Bank; to take any and all other actions necessary or appropriate to collect, compromise, settle, sell or otherwise deal with any or all of the Collateral or proceeds thereof; and to obtain, adjust, settle and cancel any insurance referred to herein; hereby granting to each said attorney-in-fact or his substitute full power to do any and all things necessary or appropriate to be done in and about the premises as fully and effectually as either Borrower might or could do, and hereby ratifying all that any said attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof; provided, however, that except to the extent reasonably necessary in connection with Bank’s usual and good faith administration of the Loans, the foregoing powers and appointment shall not be exercised until after the occurrence and during the continuance of an Event of Default.

(h) Each Borrower hereby assigns to Bank all sums, including without limitation return of premiums, which may become payable under any policy of insurance on Collateral and shall direct each insurance company issuing any such policy to make payment thereof directly to Bank; provided that in the case of insurance proceeds as a result of a casualty loss,  in the absence of a continuing Event of Default by the Bank, and provided that such proceeds are adequate in the Bank’s judgment to repair or replace the property damaged, each Borrower may use such proceeds to replace or restore such property.

(i)  If any Accounts Receivable arise from contracts with the United States or any department, agency or instrumentality thereof, each Borrower will immediately notify Bank thereof and execute any instruments and take any steps requested by Bank in order that all monies due and to become due thereunder shall be assigned to Bank and notice thereof given to the Federal authorities under the Federal Assignment of Claims Act.

(j)  In its sole discretion, Bank may: (i) if either Borrower shall fail to do so, discharge taxes and Liens levied or placed on Collateral; (ii) if either Borrower shall fail to do so, pay for insurance thereon or the maintenance and preservation thereof; or (iii) if either Borrower shall fail to make deposits in respect of FICA and withholding taxes referred to in Section 5(j), make such deposits or pay such taxes, in whole or in part, or set up such reserves as Bank shall in its sole discretion deem necessary in respect of such Borrower’s liability therefor.  Any amount so paid, deposited or reserved for shall constitute a Loan for all purposes hereunder.  Nothing herein shall be deemed to obligate Bank to do any of the foregoing and the making of any one or more such payments, deposits or reserves shall not constitute an agreement by Bank to take any further or similar action or a waiver of any right of Bank hereunder.

(k) Each Borrower will at all times keep accurate records of the Collateral and will permit Bank or its agents or representatives at any reasonable time during normal business hours and upon reasonable notice to the Borrower (other than during and after occurrence of an Event of Default  in which case no notice shall be required), and from time to time to visit Borrower’s places of business, without hindrance or unreasonable delay, to inspect Inventory and examine, check, audit and make copies and abstracts from each Borrower’s records and books of account (including without limitation minutes, and records, journals, orders, receipts and correspondence relating to Collateral, account debtors, transactions unrelated to Collateral and each Borrower’s general financial condition, business and affairs); to immediately provide Bank with copies and extracts of information from its books and records; to remove any of such books and records temporarily for the purpose of having copies made, if either Borrower fails to promptly provide Bank with copies and extracts of information from its books and records; and to discuss with any of either Borrower’s appropriate directors, officers and employees the Collateral and each Borrower’s general financial condition, business and affairs.  In connection with any such audits by Bank or its representatives, each Borrower agrees to pay Bank its current audit fee, plus travel and other reasonable out of pocket expenses.

(1) Subject to the rights of landlords of any premises occupied by Borrower, each Borrower hereby grants to Bank, for a term commencing on the date of entry upon the premises of the Borrower for purposes of disposition of its Collateral following an Event of Default and continuing so long as any of the Obligations remain outstanding, at a rental of $1.00 for such entire term, the right to the use of all premises or places of business of each Borrower where any Collateral may be located. Borrower agrees to use commercially reasonable efforts (but not including any obligation to pay money therefor) to obtain landlord’s consents and waivers

(“Landlord Waivers”) for the premises at 40 Ramloand Road, Orangeburg, New York and 9 Strathmore Road, Natick, Massachusetts; provided however, that the failure to obtain such Landlord Waivers after exercising such efforts shall not constitute an Event of Default hereunder.

(m) Each Borrower hereby grants to Bank for a term to commence on the date of this Loan Agreement and continuing thereafter until all Obligations of any kind or character owed to Bank are fully paid and discharged, a non-exclusive, irrevocable, royalty-free (to each Borrower and its affiliates) license in connection with the Bank’s exercise of its rights hereunder, to use, apply or affix any trademark, serviceman, tradename, logo or the like and to use any patents, franchises, licenses, and goodwill in which either  Borrower now or hereafter has rights, which license may be used by Bank, only after an Event of Default.  This license shall be in addition to, and not in lieu of, the inclusion of all of each Borrower’s trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses in the Related Collateral.

(n) If any Accounts Receivable are at any time evidenced by promissory notes, trade acceptances or other instruments for the payment of money, Borrower will immediately deliver the same to Bank appropriately endorsed to Bank’s order and, regardless of the form of such endorsement, each Borrower hereby waive presentment, demand, notice of dishonor, protest, notice of protest and all other notices with respect thereto.

(o) If any of either Borrower’s Inventory is held by any customer on consignment, then such Borrower will promptly so notify the Bank and will protect its (and Bank’s) interest therein by filing financing statements against such customer and sending prior notification of the consignment to such customer’s secured lenders (if any) and will furnish Bank with copies of such filings and notices.  Each Borrower shall make certain that any such consigned Inventory is segregated from such customer’s other property and is clearly designated as the property of the Borrower.  Each Borrower shall assign any such financing statements to the Bank promptly upon request of the Bank.

(p) In the event of the sale, exchange or disposition of any of the Collateral or any interest therein (and no such sale, exchange or other disposition is hereby authorized or consented to, except as provided in Section 9(a)), Bank’s security interest shall nevertheless continue in such Collateral and in all proceeds thereof and the proceeds shall be paid over to Bank immediately, and shall be applied at Bank’s option to the payment of the Obligations; and Bank’s receipt of any such proceeds shall not be deemed or construed to be an authorization of or consent to any such sale, exchange or other disposition.

(q) Any and all deposits or other sums at anytime credited by or due from Bank to either  Borrower (other than accounts used for payroll purposes) shall at all times constitute security for obligations and may be set-off against the  Obligations at any time whether or not they are then due or other security held by Bank is considered by Bank to be adequate.   Bank shall be entitled to presume, in the absence of clear and specific written notice to the contrary hereinafter provided by Borrower  to Bank that any and all deposits maintained by each Borrower with Bank (other than accounts used for payroll purposes) are general accounts as to which no person or entity other than Borrower or has any legal or equitable interest whatsoever.

(r)  It is expressly understood and agreed that all of the rights of Bank contained in this Loan Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Loan Agreement and to any other agreements between Bank and Borrower.  Any default of this Loan Agreement by either Borrower or failure to cure such default beyond any applicable grace or cure period, shall constitute, likewise, a default by either Borrower and/of any other existing agreement with Bank, and any default by Borrower and/of any other agreement with Bank and failure to cure such default beyond any applicable grace or cure period, shall constitute a default of this Loan Agreement.  All Obligations of each  Borrower to Bank shall, at the option of the Bank,  become due and payable when payments become due and payable hereunder or upon termination of the Loan Agreement for any reason.

12. EVENTS OF DEFAULT.  Each Borrower and Bank acknowledge and agree that, in the discretion of the Bank, all Loans shall be immediately due and payable after an Event of Default.  After the occurrence of one or more Events of Default, the Bank shall have all of the other rights and remedies set forth in this Loan Agreement in addition to remedies otherwise available to a secured party at law or in equity, provided that all Obligations shall automatically become immediately due and payable without demand or notice on occurrence of one of the events described in 12(f) or 12(g):

(a) non-payment when due of any of the Obligations which continues for two (2) days;

(b) failure by  Borrower to perform, discharge, observe or comply with any Obligation (other than payment Obligations and the other separately enumerated Events of Default contained in this Section 12) in accordance with the terms thereof and continuation of such failure for fifteen (15) days after sending of written notice by Bank;

(c) if any representation, warranty or statement of  Borrower to Bank heretofore, now or hereafter made in connection with any Obligation (including without limitation any made in any document, certificate or reporting provided by  Borrower hereunder) is found to have been false or misleading in any material respect as of the time when made;

(d) occurrence of any event of default beyond any applicable grace or cure period, under any other instrument evidencing or governing Indebtedness of  Borrower (other than Obligations) now or hereafter outstanding;

(e)  Borrower’s liquidation, termination, dissolution or ceasing to carry on actively any substantial part of its current business;

(f) commencement by  Borrower of a voluntary proceeding seeking relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets; or its consent to any of the foregoing in an involuntary proceeding against it; or if Borrower shall generally not be paying its debts as they become due or admit in writing its inability to do so; or an assignment for the benefit of, or the offering to or entering into by  Borrower of any composition, extension, reorganization or other agreement or arrangement with, its creditors;

(g) commencement of an involuntary proceeding against  Borrower seeking relief with respect to it or its debts under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets, which proceeding remains undismissed and unstayed for forty-five (45) days; or entry of an order for relief against  Borrower in any such proceeding;

(h) service upon Bank of a writ naming Bank as trustee for  Borrower or of any other similar process of attachment in an amount in excess of $100,000.00;

(i) entry of any uninsured judgment or judgments against  Borrower in an amount in excess of $100,000.00;

(j) attachment of any Lien, other than a Permitted Lien, upon property of  Borrower without Bank’s prior written consent, which Lien is not discharged or bonded over within thirty (30) days of its attachment in an amount in excess of $100,000.00;

(k) entry of any court order which enjoins, restrains or in any way prevents  Borrower from conducting all or any material part of its business;

(l) any loss, theft, damage or destruction to or of any material asset(s) of Borrower in an aggregate amount in excess of $100,000.00 not covered by insurance(above customary deductibles);

(m)  reclamation or repossession of, or any action by a creditor to reclaim or repossess, any material asset(s) of  Borrower in an aggregate amount in excess of $100,000.00 not dismissed or stayed within thirty (30) days;

(n) if there shall occur and be continuing for more than sixty (60) days any Reportable Event which constitutes grounds for termination of, or for appointment by a United States district court of a trustee to administer, any Plan; if the PBGC shall institute proceedings to terminate or to appoint a trustee to administer any Plan; if a United States district court shall appoint a trustee to administer any Plan; or if any Plan shall be terminated, in each of the foregoing circumstances, giving rise to liabilities having a material adverse effect on  Borrower’s financial condition;

(o) termination of, failure to make any payment required under or any other default under any guaranty of or other instrument or agreement securing any of the Obligations, after expiration of any applicable grace or cure periods; or

(p) if  there shall occur a material adverse change in the business or financial condition of  Borrower, its subsidiaries and/or properties resulting in  the Bank’s good faith determination that the prospects for timely or full payment or performance of any Obligation have been materially impaired or that the value of its Collateral has been materially diminished.

13. BANK’S RIGHTS AND REMEDIES AFTER AN EVENT OF DEFAULT.  (a) Following the occurrence and during the continuance of a Default or an Event of Default, Bank may decline to make any additional Loans or other credits hereunder.  After an Event of Default, (i) all Obligations shall become immediately due and payable at Bank’s option upon notice to Borrower, except that such acceleration shall be automatic and shall not require action or notice of any kind after occurrence of an Event of Default described in Section 12(f) or 12(g); (ii) each Borrower shall be obligated to deliver to Bank cash collateral in an amount equal to the aggregate amounts then undrawn on all letters of credit or outstanding on acceptances issued by Bank for such Borrower’s account; (iii) Bank may proceed to enforce payment of any of the foregoing and shall have and may exercise any and all rights under the Uniform Commercial Code or which are afforded to Bank herein or otherwise; and (iv) all Obligations shall bear interest payable on demand at the rate per annum which is the sum of the Prime Rate plus Two percent (2.0%) (the “Default Rate”); and (v) Bank may sell all or any part of the Collateral in one or more public or private sales, at such times and prices and upon such terms as Bank deems advisable in its sole discretion.  Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to each Borrower at its address set forth herein at least ten (10) days before the time of sale or other disposition.  Bank may be the purchaser at any such sale, if it is public, and in such event Bank shall have all rights of a good faith, bona fide purchaser for value from a secured party after default.  The proceeds of any sale may be applied (in whatever order and manner Bank elects in its sole discretion) to all costs and expenses of sale (including without limitation reasonable attorneys’ fees and disbursements) and to the payment of Obligations, and any remaining proceeds shall be applied in accordance with Article 9 of the Uniform Commercial Code.  Each Borrower shall remain jointly and severally liable to Bank for any deficiency.

(b)   In addition to all of the other rights and remedies available to the Bank, each Borrower expressly consents to the appointment of a receiver as requested by the Bank in its sole discretion for its properties and business in any state or federal court proceeding or administrative proceeding, subject to court approval.  No Borrower will take action to contest, object to or otherwise interfere with the request for or appointment of a receiver (except that each Borrower will respond to questions of the Court and will respond to lawful process in connection with any request to appoint a receiver) and each Borrower shall cooperate fully in making all of its books and records available to a receiver and in giving such receiver dominion and control over all of its properties, business records and business which are subject to appointment of a receiver.  If the Bank requests the appointment of a receiver for any Borrower, such Borrower will promptly execute all documents required by the Bank to evidence its consent to such appointment.

(c)   In the event that any Borrower shall: (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under the Bankruptcy Code; or (ii) be the subject of any order for relief issued under the Bankruptcy Code or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for debtors, then, subject to court approval, on two business days notice Bank shall thereupon, upon Bankruptcy Court approval and, subject to the right of other creditors of such Borrower to object, be entitled to, and each Borrower irrevocably consents to, relief from any automatic stay imposed by Section 362 of the Bankruptcy Code, or otherwise, on or against the exercise of the rights and remedies otherwise available to the Bank and each Borrower hereby irrevocably waives its rights to object to such relief.

14. ATTORNEYS FEES, INDEMNIFICATION, ETC. (a) Borrower shall pay to Bank on demand any and all reasonable counsel fees and other expenses incurred by the Bank in connection with the preparation, interpretation, enforcement, administration, or amendment of this Loan Agreement, documents relating thereto or modifications thereof, and any and all expenses, including, but not limited to, a collection charge on all Accounts collected, all reasonable attorneys’ fees and expenses, and all other expenses of like or unlike nature which may be expended by the Bank to obtain or enforce payment of any Account Receivable either as against the account debtor, any Borrower or any guarantor or surety of any Borrower or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Loan Agreement, the Obligations or the Collateral or any of Bank’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings, and all costs and expenses incurred or paid by Bank in connection with the administration, supervision, protection or realization on any security held by Bank for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Bank’s security, and shall be secured hereby.  At its option, and without limiting any other rights or remedies, Bank may at any time, if either Borrower  fails to do so, pay or discharge any taxes, liens, security interests or other encumbrances at any time levied against or placed on any of the Collateral, and may procure and pay any premiums on any insurance required to be carried by any Borrower and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary to Bank to protect its security, and all amounts expended by Bank in connection with any of the foregoing matters, including reasonable attorneys, fees, shall be considered Obligations of each  Borrower and shall be secured hereby.

(b) Bank shall be authorized to make Loans hereunder by deposit of Loan proceeds into the Borrower’s operating account with the Bank, upon the written request in the name of Borrower by any of the Persons whom Borrower may from time to time designate in appropriate certificates or resolutions delivered to the Bank.  All Loans shall be conclusively deemed to have been authorized by each Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.  Bank shall be further entitled to rely on any communication, instrument or document believed by it in good faith  to be genuine and correct and to have been signed, sent or made by the proper Person(s), and with respect to all legal matters shall be entitled to rely on advice of legal counsel.

(c) In the absence of the gross negligence of or willful misconduct by the Bank as finally determined by a court of competent jurisdiction, neither Bank nor any attorney-in-fact appointed by any Borrower pursuant to this Loan Agreement shall be liable to any Borrower or any other

Person for any act or omission, any mistake of fact or any error of judgment in exercising any right or remedy granted herein.

(d) Bank shall be entitled to retain Collateral or require substitution therefor to the extent required to assure Bank of satisfaction of each Borrower’s Obligations under this Section 14.

15. CAPITAL ADEQUACY.  If after the date hereof, Bank determines in good faith that (i) the adoption, after the date hereof, of any applicable law, rule, or regulation regarding capital requirements for banks or bank holding companies or the subsidiaries thereof, (ii) any change, after the date hereof, in the interpretation or administration of any such law, rule or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or (iii) compliance by Bank or its holding company with any request or directive of any such governmental authority, central bank or comparable agency regarding capital adequacy (whether or not having the force of law), has the effect of reducing  by any material amount the return on Bank’s capital to a level below that which Bank could have achieved (taking into consideration Bank’s and its holding company’s policies with respect to capital adequacy immediately before such adoption, change, or compliance and assuming that Bank’s capital was fully utilized prior to such adoption, change, or compliance) but for such adoption, change, or compliance solely as a consequence of Bank’s making advances pursuant hereto:

(a) Bank shall promptly, after Bank’s determination of such occurrence, give notice thereof to Borrower.

(b) Provided that similar pricing adjustments are made by the Bank to other loans in  the Bank’s loan portfolio, Borrower shall: (i) pay to Bank as an additional fee from time to time, within thirty (30) days of demand therefor, such amount as Bank certifies to be the amount that will compensate Bank for such reduction, or (ii) pay all of its Obligations (except for the additional fee referenced herein) within ninety (90) days of such notice.

(c) A certificate of Bank claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error in calculation.  Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to Bank, and the method by which such amounts were determined.  In determining such amount, Bank may use any reasonable averaging and attribution method.

16. MISCELLANEOUS PROVISIONS.

 (a) Notices by Bank under Section 2 may be in writing or by telephone (confirmed in writing).  Unless otherwise specified herein, all notices hereunder shall be in writing; if to Borrower, addressed to Borrower at its address shown in the preamble to this Loan Agreement, and if to Bank, at 53 State Street, Boston, Massachusetts, 02109, Attn: Mr. Scott Haskell, Sr. Vice President.  Written notices and communications shall be effective and shall be deemed received on the Business Day when delivered by hand or sent by confirmed facsimile transmission; on the next Business Day, if by commercial courier, and on the third Business Day after sending, if by registered or certified mail, postage prepaid, return receipt requested.

(b) No failure to exercise and no delay in exercising on the part of Bank, any  right or remedy  hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or remedy.  Waiver by Bank of any right or remedy on any one occasion shall not be construed as a bar to or waiver thereof or of any other right or remedy on any future occasion.  Without limiting the generality of the foregoing, each Borrower expressly agrees that no failure by Bank to detect or to communicate with any Borrower or take action in response to any failure by any Borrower to perform or observe any Obligation shall operate as a waiver of any right or remedy of Bank; Bank’s rights and remedies hereunder, under any agreement or instrument supplemental hereto or under any other agreement or instrument shall be cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

(c) This Loan Agreement shall be binding upon and shall inure to the benefit of each Borrower and Bank and their respective successors and assigns; PROVIDED THAT Borrower may not assign or transfer any rights or obligations hereunder without Bank’s prior written consent. Bank may at any time pledge all or any portion of its rights under this Loan Agreement to any of the Federal Reserve Banks organized under Section 4 of the Federal Reserve Act.  No such pledge or enforcement thereof shall release the Bank from its obligations under this Loan Agreement.  Bank shall also have the right from time to time without consent of any Borrower or any guarantor to assign all or any portion of its rights hereunder to one or more banks or financial institutions having a combined capital and surplus of at least $100 million  (any of the foregoing, an “Assignee”) and each Borrower and each guarantor agrees to execute such documents as Bank shall require to effect such assignment.  In addition, at the request of the Bank and such Assignee, each Borrower shall execute and deliver one or more new promissory notes in replacement of, but not in discharge of, the liability evidenced by the promissory notes held by the Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and other documentation required by the Bank in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall become a party to this Loan Agreement and shall have all of the rights and obligations of Bank hereunder and under all related documents to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and Bank shall be released from its future obligations hereunder and thereunder to a corresponding extent.

(d) Bank shall have the unrestricted right at any time and from time to time, and without consent of or notice to any Borrower or any guarantor or other surety, to grant to one or more banks or other financial institutions (each, a “Participant”), participating interests in Bank’s agreement to make Loans hereunder and/or any of the Loans made by Bank hereunder.  In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to any Borrower, Bank shall remain responsible for the performance of its agreements hereunder and each Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and agreements hereunder.  Bank may furnish any information concerning any Borrower in its possession from time to time to prospective Assignees and Participants, provided that Bank shall require such Assignee or Participant to agree in writing to maintain the confidentiality of such information.

(e) The headings contained herein are for convenience only and shall not affect the construction hereof.  If one or more provisions of this Loan Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, to the fullest extent permitted by applicable law, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Loan Agreement (or its application).  This Loan Agreement, together with all Schedules and Exhibits hereto and the other documents, instruments and agreements delivered in connection therewith, are the entire agreement of the parties with respect to the subject matter hereof and supersede any prior written or verbal communications or instruments relating to the Loans.

(f) All Agreements between each Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the Obligations evidenced hereby or by the Notes, exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided however, that in the event that there is a change in the law which results in a higher permissible rate of interest, then this agreement and the Notes shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of each Borrower and Bank in the execution, delivery and acceptance of this agreement and the Notes to contract in strict compliance with the laws of the Commonwealth of Massachusetts from time to time in effect.  If under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the loan documents at the time of performance of such provision shall be due, shall involve exceeding the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of principal and not to the payment of interest.  This provision shall control every other provision of all documents, instruments and agreements between each Borrower and the Bank.

(g) This Loan Agreement shall continue in full force and effect so long as any of the Obligations remains outstanding or has not been fully and finally paid, performed or satisfied. Upon final payment and full satisfaction of the Obligations and termination of the Bank’s agreement to make Loans under this Loan Agreement, the Bank agrees to promptly provide to each Borrower appropriate terminations of security interests, discharges of mortgages, reassignments of trademarks and such other documents, instruments and agreements as are necessary to terminate the Bank’s interests in property of such Borrower.

(h) Each Borrower acknowledges that the transactions contemplated hereby are commercial transactions and waives, to the fullest extent it may do so under applicable law, such rights as it may have or hereafter have to notices and/or hearings (except to the extent required under the Uniform Commercial Code) relating to exercise of any of Bank’s rights under this Loan Agreement or under applicable law.

17. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) This Loan Agreement shall take effect as a sealed instrument and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(b) Each Borrower irrevocably submits to the non-exclusive jurisdiction of any federal or state court sitting in Boston, Massachusetts over any suit, action or proceeding arising out of or relating to this Loan Agreement.  Each Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum.  Each Borrower agrees that any and all legal process which may be served in any suit, action or proceeding may be served by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to such Borrower’s address shown herein and agrees that such service shall in every respect be deemed effective service upon such Borrower.

(c) EACH BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT.  Each Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury.  Each Borrower acknowledges that Bank has been induced to enter into this Loan Agreement by, among other things, this waiver.  Each Borrower acknowledges that it has read the provisions of this Loan Agreement and in particular, this Section 17, has consulted legal counsel; understands the rights it is granting in this Loan Agreement and is making the waiver set forth in this Section 17 knowingly, voluntarily and intentionally.

This Loan Agreement is executed as an agreement under seal within the Commonwealth of Massachusetts as of the date set forth on page one of this Loan Agreement.

WITNESS	VISION- SCIENCES, INC.

/s/Barbara G. Mork	By:	/s/ James A. Tracy

MACHIDA, INCORPORATED

/s/Barbara G. Mork	By:	/s/ James A. Tracy

CITIZENS BANK OF MASSACHUSETTS

/s/ William F. Granchelli	By:	/s/ R. Scott Haskell

ACKNOWLEDGMENT

Suffolk, ss:

On this           day of October, 2005 before me appeared                           and                                 to me personally known, who, being by me duly sworn, did say that he is the                          of VISION- SCIENCES, INC. and the                         of MACHIDA, INCORPORATED (the Borrower referred to in the foregoing instrument), and acknowledged said instrument to be his free act and deed and the free act and deed of said Borrower.

Notary Public
My commission expires:

VISION- SCIENCES, INC.
MACHIDA, INCORPORATED
SCHEDULE 5 (n)
TO LOAN AND SECURITY AGREEMENT
BUSINESS AND INVENTORY LOCATIONS

Locations

9 Strathmore Road, Natick, Massachusetts 01760

40 Ramland Road, Orangeburg, New York 10962

VISION- SCIENCES, INC.
MACHIDA, INCORPORATED
SCHEDULE 5 (k)
TO LOAN AND SECURITY AGREEMENT
EXCEPTIONS TO COMPLIANCE, REGULATIONS AND LIABILITIES

None.

VISION- SCIENCES, INC.

MACHIDA, INCORPORATED
EXHIBIT 5
TO LOAN AND SECURITY AGREEMENT
COMPLIANCE CERTIFICATE

Mr. R. Scott Haskell

Sr. Vice President

Technology Division

Citizens Bank of Massachusetts

53 State Street MBS 830

Boston, MA 02109

RE:                              COMPLIANCE CERTIFICATE AS OF October 28, 2005

The undersigned authorized officer of VISION- SCIENCES, INC. and of MACHIDA, INCORPORATED (collectively, the “Borrower”) hereby certifies, on behalf of the Borrower, that in accordance with the  Loan and Security Agreement between the Borrower and Citizens Bank of Massachusetts (“Citizens”), dated October 31, 2005,  as amended from time to time (the “Loan Agreement”), (i) all financial statements delivered or caused to be delivered to Citizens in the Loan Agreement through the date of this Certificate have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) and fairly present the consolidated financial condition of Borrower as of such dates, (ii) the representations and warranties of the Borrower contained in the Loan Agreement and any other Loan Documents are true and correct in all material respects on and as of the date of this Certificate, (iii) Borrowers are in compliance with all of the required covenants set forth the Loan Agreement, except as set forth below, and (iv) on the date of this Certificate, and except as disclosed herein, there does not exist any condition or event that would constitute an Event of Default under the Loan Agreement.

AFFIRMATIVE COVENANTS

I. Total Cash, Cash Equivalents and Marketable Securities	$7,499,190.43

II. Cash in CBM Demand Deposit Accounts	$7,811.00

III. Cash in CBM Interest-Bearing Deposit Accounts	$3,741,784.21

IV. Total Cash in CBM Deposit Accounts	$3,749,595.21

V. % of Cash in CBM Deposit Accounts (Item IV / Item I above)	50%

VI. Covenant Requirement	Greater of $2.0 million or 50% of total cash, cash equivalents and marketable securities

VII. Compliance (Yes / No)	Yes

Comments Regarding Exceptions:

The undersigned certifies, on behalf of the Borrower, that the foregoing Certificate is true and correct as of October 28, 2005.

VISION- SCIENCES, INC.

By:	/s/ James A. Tracy

MACHIDA, INCORPORATED

By:	/s/ James A. Tracy